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                                                                     EXHIBIT 5.1

                       BERGER/BIAM INTERNATIONAL PORTFOLIO
              (A SERIES OF BERGER/BIAM WORLDWIDE PORTFOLIOS TRUST)

                          INVESTMENT ADVISORY AGREEMENT
                              (BBOI WORLDWIDE LLC)

     THIS INVESTMENT ADVISORY AGREEMENT (the "Agreement") is made this       day
of              , 1996, between BBOI WORLDWIDE LLC, a Delaware limited liability company ("BBOI Worldwide"), and BERGER/BIAM WORLDWIDE PORTFOLIOS TRUST, a Delaware business trust ("Worldwide Portfolios"), with respect to BERGER/BIAM INTERNATIONAL PORTFOLIO (the "Portfolio"), a series of Worldwide Portfolios.

                                    RECITALS

     A. Worldwide Portfolios is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

     B. Worldwide Portfolios is authorized to create separate series of interests in Worldwide Portfolios, each with its own separate investment portfolio, and has created the Portfolio as one such series.

     C. Worldwide Portfolios and BBOI Worldwide deem it mutually advantageous that BBOI Worldwide should be appointed to assume responsibility for the day-to-day management of the Portfolio and of the securities in the Portfolio in accordance with the terms and conditions of this Agreement.

                                    AGREEMENT

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. APPOINTMENT. Worldwide Portfolios hereby appoints BBOI Worldwide as investment advisor and manager with respect to the Portfolio for the period and on the terms set forth in this Agreement. BBOI Worldwide hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2. INVESTMENT ADVISORY SERVICES. BBOI Worldwide undertakes to act as investment advisor to the Portfolio and to discharge the following duties, subject to the oversight of the Trustees of Worldwide Portfolios:

     (a) to manage the investment operations of the Portfolio and the composition of its investment portfolio, and to determine, without prior consultation with Worldwide Portfolios, what securities and other assets of the Portfolio will be acquired, held, disposed of or loaned, in conformity with


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          the investment objective, policies and restrictions and the other statements concerning the Portfolio in Worldwide Portfolios' Trust Instrument, Bylaws and registration statement under the Investment Company Act of 1940 (the "1940 Act"), the Investment Advisers Act of 1940 ("Advisers Act"), the rules thereunder, and all other applicable federal and state laws and regulations, and to the provisions of Subchapter M of the Internal Revenue Code of 1986, as amended from time to time, if applicable to any of the investors investing in the Portfolio;

     (b) to cause its officers to attend meetings and furnish oral or written reports, as Worldwide Portfolios may reasonably require, in order to keep the Trustees and appropriate officers of Worldwide Portfolios fully informed as to the condition of the investment portfolio of the Portfolio, the investment decisions of BBOI Worldwide, and the investment considerations which have given rise to those decisions;

     (c) to place orders for the purchase and sale of securities for investments of the Portfolio and for other related transactions; to give instructions to the custodian (including any subcustodian) of the Portfolio as to deliveries of securities to and from such custodian and receipt and payments of cash for the account of the Portfolio, and advise Worldwide Portfolios on the same day such instructions are given; to submit such reports relating to the valuation of the Portfolio's assets and to otherwise assist in the calculation of the net asset value of interests in the Portfolio as may reasonably be requested; on behalf of the Portfolio, to exercise such voting rights, subscription rights, rights to consent to corporate action and any other rights pertaining to the Portfolio's assets that may be exercised, in accordance with any policy pertaining to the same that may be adopted or agreed to by the Trustees of Worldwide Portfolios, or, in the event that Worldwide Portfolios retains the right to exercise such voting and other rights, to furnish Worldwide Portfolios with advice as to the manner in which such rights should be exercised;

     (d) to maintain all books and records required to be maintained by BBOI Worldwide pursuant to the 1940 Act and the rules and regulations promulgated thereunder, as the same may be amended from time to time, with respect to transactions on behalf of the Portfolio, and to furnish the Trustees with such periodic and special reports as the Trustees reasonably may request. BBOI Worldwide hereby agrees that all records which it maintains for the Portfolio or Worldwide Portfolios are the property of Worldwide Portfolios, agrees to permit the reasonable inspection thereof by Worldwide Portfolios or its designees and agrees to preserve for the periods prescribed under the


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          1940 Act any records which it maintains for Worldwide Portfolios and which are required to be maintained under the 1940 Act, and further agrees to surrender promptly to Worldwide Portfolios or its designees any records which it maintains for Worldwide Portfolios upon request by Worldwide Portfolios; and

     (e) at such times as shall be reasonably requested by the Trustees, to provide the Trustees with economic, operational and investment data and reports, including without limitation all information and materials reasonably requested by or requested to be delivered to the Trustees of Worldwide Portfolios pursuant to Section 15(c) of the 1940 Act, and to make available to the Trustees any economic, statistical and investment services normally available to similar investment company clients of BBOI Worldwide.

     3. MANAGERIAL AND ADMINISTRATIVE SERVICES. BBOI Worldwide shall perform, or arrange for the performance of, all managerial and administrative services necessary for the operation of the Portfolio, subject to the monitoring of the Trustees of Worldwide Portfolios, including but not limited to:

     (a) providing the Portfolio with office space, personnel, equipment and facilities for maintaining its organization;

     (b) on behalf of the Portfolio, supervising relations with, and monitoring the performance of custodians, subcustodians, depositories, transfer and pricing agents, accountants, attorneys, placement agents, insurers and other persons in any capacity deemed to be necessary or desirable;

     (c) preparing all general investor communications, including investor reports;

     (d) providing personnel and assistance necessary to maintain the registration, qualification or exemption to sell interests under the federal securities laws and in each state where BBOI Worldwide has determined such registration, qualification or exemption to be advisable;

     (e) monitoring the Portfolio's compliance with, insofar as they relate to the Portfolio, (i) Worldwide Portfolios' Trust Instrument, Bylaws and currently effective registration statement under the 1940 Act and any amendments or supplements thereto ("Registration Statement"); (ii) the written policies, procedures and guidelines of the Portfolio, and written instructions from the Trustees of Worldwide Portfolios based on resolutions duly adopted by the Trustees; (iii) the requirements of the Securities Act of 1933, the 1940 Act, the Advisers Act, the rules thereunder, and all other applicable federal and state laws and regulations; and (iv) the provisions of Subchapter M of the Internal Revenue Code, if applicable to any of the investors investing in the Portfolio;


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     (f)  arranging for and supervising the preparation of any or all registration statements, tax returns, proxy materials, financial statements, notices and reports for filings with regulatory authorities and distribution to holders of interests in the Portfolio;

     (g)  conducting investor relations;

     (h)  maintaining the Portfolio's existence and its records; and

     (i) investigating the development of and developing and implementing, if appropriate, management and investor services designed to enhance the value or convenience of the Portfolio as an investment vehicle.

     4. FURTHER OBLIGATIONS. In all matters relating to the performance of this Agreement, BBOI Worldwide shall act in conformity with Worldwide Portfolios' Trust Instrument, Bylaws and Registration Statement and with the written policies, procedures and guidelines of the Portfolio, and written instructions from the Trustees of Worldwide Portfolios based on resolutions duly adopted by the Trustees, and comply with the requirements of the 1940 Act, the Advisers Act, the rules thereunder, and all other applicable federal and state laws and regulations. Worldwide Portfolios agrees to provide to BBOI Worldwide copies of Worldwide Portfolios' Trust Instrument, Bylaws, Registration Statement, written policies, procedures and guidelines and written instructions of the Trustees based on resolutions duly adopted by the Trustees, and any amendments or supplements to any of them at, or, if practicable, before the time such materials become effective. BBOI Worldwide may perform its services through any qualified employee, officer or agent of BBOI Worldwide, and Worldwide Portfolios shall not be entitled to the efforts, advice, recommendations or judgment of any specific person.

     5. OBLIGATIONS OF WORLDWIDE PORTFOLIOS. Worldwide Portfolios shall have the following obligations under this Agreement:

     (a) to keep BBOI Worldwide continuously and fully informed (or cause the custodian of the Portfolio's assets to keep BBOI Worldwide so informed) as to the composition of the investment portfolio of the Portfolio, cash requirements and cash available for investment in the Portfolio and the nature of all of the Portfolio's assets and liabilities;

     (b) to furnish BBOI Worldwide with a certified copy of any financial statement or report prepared for the Portfolio by certified or independent public accountants and with copies of any financial statements or reports made to the Portfolio's investors or to any governmental body or securities exchange;


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     (c)  to furnish BBOI Worldwide with any further materials or information which BBOI Worldwide may reasonably request to enable it to perform its function under this Agreement; and

     (d) to compensate BBOI Worldwide for its services and in accordance with the provisions of Section 6 hereof.

     6. COMPENSATION. Worldwide Portfolios shall pay to BBOI Worldwide for its services under this Agreement a fee, payable in United States dollars, at an annual rate of 0.90% of the average daily net asset value of the Portfolio.
This fee shall be computed and accrued daily and payable monthly on the last day of each month during which or part of which this Agreement is in effect. BBOI Worldwide reserves the right to waive or reimburse all or any portion of its fees hereunder.

     7. EXPENSES AND EXCLUDED EXPENSES. BBOI Worldwide shall pay all its own costs and expenses incurred in rendering the services required under this Agreement. Notwithstanding any other provision hereof, it is expressly agreed that BBOI Worldwide shall not be responsible to pay, directly or on behalf of the Portfolio, any of the Portfolio's expenses, which shall remain Worldwide Portfolios' own obligation and responsibility to pay, including without limitation: (a) expenses of registering Worldwide Portfolios with securities authorities, or registration or filing fees incurred in the registration, qualification or exemption of interests in the Portfolio with securities authorities; (b) compensation (including reimbursement of expenses) of the Trustees of Worldwide Portfolios who are not "interested persons" as defined in the 1940 Act; (c) expenses of preparing, printing and mailing reports, notices, proxy materials and other required communications to investors in the Portfolio;
(d) all expenses incidental to holding meetings of the Trustees of Worldwide Portfolios and of investors in the Portfolio, including proxy solicitations therefor; (e) legal and audit expenses; (f) insurance premiums for fidelity and other coverage; (g) brokerage commissions and other costs in connection with the purchase and sale of securities and other assets of the Portfolio; (h) custodian, transfer agent, recordkeeping and pricing agent fees and expenses;
(i) interest and taxes; and (j) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which Worldwide Portfolios is a party and the legal obligation which Worldwide Portfolios may have to indemnify its Trustees and officers with respect thereto.

     8. BROKERAGE COMMISSIONS. For purposes of this Agreement, brokerage commissions paid by the Portfolio upon the purchase or sale of its portfolio securities shall be considered a cost of securities of the Portfolio and shall be paid by the Portfolio. Absent instructions from Worldwide Portfolios to the contrary, BBOI Worldwide shall place all orders for the purchase and sale of securities for the Portfolio with brokers and dealers selected by BBOI Worldwide. BBOI Worldwide is authorized and directed to place portfolio transactions for the Portfolio only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates, provided, however, that BBOI Worldwide may pay a broker an amount of commission for effecting a securities transaction in excess of the amount of commission another broker would have charged for


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effecting that transaction if BBOI Worldwide determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either that particular transaction or the overall responsibilities of BBOI Worldwide. BBOI Worldwide is also authorized to consider sales of shares in any fund investing in the Portfolio as a factor in selecting broker-dealers to execute portfolio transactions for the Portfolio. In placing portfolio business with such broker-dealers, BBOI Worldwide shall seek the best execution of each transaction. Subject to the terms of this Agreement and the applicable requirements and provisions of the law, including the 1940 Act and the Securities Exchange Act of 1934, as amended, and in the event that BBOI Worldwide or an affiliate is registered as a broker-dealer, BBOI Worldwide may select a broker with which it or any of its affiliates or the Portfolio is affiliated. BBOI Worldwide or such affiliated broker may effect or execute Portfolio securities transactions on an agency basis, whether on a securities exchange or in the over-the-counter market, and receive compensation from the Portfolio therefor. Notwithstanding the foregoing, Worldwide Portfolios shall retain the right to direct the placement of all portfolio transactions, and the Trustees of Worldwide Portfolios may establish policies or guidelines to be followed by BBOI Worldwide in placing portfolio transactions for the Portfolio pursuant to the foregoing provisions. BBOI Worldwide shall report on the placement of portfolio transactions in the prior fiscal quarter at each quarterly meeting of such Trustees. To the extent consistent with applicable law, purchase or sell orders for the Portfolio may be aggregated with simultaneous purchase or sell orders for other clients of BBOI Worldwide. Whenever BBOI Worldwide simultaneously places orders to purchase or sell the same security on behalf of the Portfolio and one or more other clients of BBOI Worldwide, such orders will be allocated as to price and amount among all such clients in a manner reasonably believed by BBOI Worldwide to be fair and equitable to each client. Worldwide Portfolios recognizes that in some cases, this procedure may adversely affect the results obtained for the Portfolio.

     9. REPRESENTATIONS OF BBOI WORLDWIDE. BBOI Worldwide hereby represents, warrants and covenants as follows:

     (a) BBOI Worldwide: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirement of any regulatory or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the legal and corporate authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify Worldwide Portfolios of the occurrence of any event that would disqualify BBOI Worldwide from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, and of the institution of any


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          administrative, regulatory or judicial proceeding against BBOI
          Worldwide that could have a material adverse effect upon BBOI Worldwide's ability to fulfill its obligations under this Agreement.

     (b) BBOI Worldwide has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Worldwide Portfolios with a copy of such code of ethics, together with evidence of its adoption. Within 45 days after the end of the last quarter of each fiscal year of Worldwide Portfolios that this Agreement is in effect, BBOI Worldwide shall certify to Worldwide Portfolios that BBOI Worldwide has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of BBOI Worldwide's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of Worldwide Portfolios, BBOI Worldwide shall permit Worldwide Portfolios, its employees or its agents to examine the reports required to be made to BBOI Worldwide by Rule 17j-1(c)(1) and all other records relevant to BBOI Worldwide's code of ethics.

     (c) BBOI Worldwide has provided Worldwide Portfolios with a copy of its Form ADV as most recently filed with the U.S. Securities and Exchange Commission ("SEC") and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to Worldwide Portfolios.

     (d) BBOI Worldwide will notify Worldwide Portfolios of any change or proposed change in the identity or control of its members as soon as known by BBOI Worldwide.

     10. TERM. This Agreement shall become effective as of the date first set forth above and shall continue in effect until the last day of April, 1998, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of Worldwide Portfolios who are not parties hereto or interested persons of Worldwide Portfolios or BBOI Worldwide, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees of Worldwide Portfolios or the affirmative vote of a majority of the outstanding voting securities of the Portfolio.

     11. TERMINATION. This Agreement may be terminated at any time, without penalty, by the Trustees of Worldwide Portfolios, or by the holders of interests in the Portfolio acting by vote of at least a majority of its outstanding voting securities, provided in either case that 60 days' advance written notice of termination be given to BBOI Worldwide at its principal place of business. This Agreement may also be terminated by Worldwide Portfolios: (i) upon material breach by BBOI Worldwide of any of the representations and warranties set forth in


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Section 9 of this Agreement, if such breach shall not have been cured within a
20-day period after notice of such breach; or (ii) if BBOI Worldwide becomes unable to discharge its duties and obligations under this Agreement. This Agreement may be terminated by BBOI Worldwide at any time, without penalty, by giving 60 days' advance written notice of termination to Worldwide Portfolios, addressed to its principal place of business.

     12. ASSIGNMENT AND AMENDMENTS. This Agreement shall automatically terminate in the event of its assignment. This Agreement may be amended by the parties only in a written instrument signed by all parties to this Agreement and only if such amendment is specifically approved (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons of Worldwide Portfolios or BBOI Worldwide, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Portfolio. Notwithstanding the foregoing, Worldwide Portfolios' Registration Statement and the written policies, procedures and guidelines, and written instructions from the Trustees of Worldwide Portfolios based on resolutions duly adopted by the Trustees referred to in Section 4 hereof may be amended by Worldwide Portfolios or the Trustees from time to time; provided, however, that BBOI Worldwide shall not be obligated to follow any such amendment until BBOI Worldwide has received such amendment in writing from Worldwide Portfolios or the Trustees.

     13. DELEGATION. Notwithstanding anything herein to the contrary, BBOI Worldwide may delegate any or all of its duties and responsibilities under this Agreement to one or more parties subject to the approval of the Trustees of Worldwide Portfolios and, if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Portfolio, pursuant in each case to a written agreement with a party that, if applicable, meets the requirements of Section 15 of the 1940 Act and the rules thereunder applicable to contracts for service as an investment adviser of a registered investment company, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission. No delegation pursuant to this provision shall relieve BBOI Worldwide of its duties or responsibilities hereunder, and BBOI Worldwide shall appropriately oversee, monitor and evaluate the activities of any party appointed hereunder for the Portfolio.

     14. LIMITATION ON PERSONAL LIABILITY. NOTICE IS HEREBY GIVEN that Worldwide Portfolios is a business trust organized under the Delaware Business Trust Act pursuant to a Certificate of Trust filed in the office of the Secretary of State of the State of Delaware. All parties to this Agreement acknowledge and agree that Worldwide Portfolios is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of Worldwide Portfolios generally or against the assets held with respect to any other series and further that no Trustee, officer or holder of shares of beneficial interest of Worldwide Portfolios shall be personally liable for any of the foregoing.

     15. LIMITATION OF LIABILITY OF BBOI WORLDWIDE. BBOI Worldwide shall not be liable for any error of judgment or mistake of law or for any loss arising out of any


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investment or for any act or omission taken with respect to the Portfolio, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. BBOI Worldwide shall be entitled to rely upon any written instructions from the Trustees of Worldwide Portfolios based on resolutions duly adopted by the Trustees and shall incur no liability to Worldwide Portfolios or the Portfolio in acting upon such written instructions. As used in this section, "BBOI Worldwide" shall include any affiliate of BBOI Worldwide performing services for the Portfolio contemplated hereunder, the Sub-Advisor and the Sub-Administrator as defined in
Section 16 hereof, and managers, directors, officers and employees of BBOI Worldwide and each of the foregoing.

     16. INDEMNIFICATION. Worldwide Portfolios hereby indemnifies and holds harmless BBOI Worldwide and its officers, managers, members, employees and agents, and any controlling person thereof, and any person to whom BBOI Worldwide has delegated any of its duties and responsibilities pursuant to
Section 13 hereof, including Bank of Ireland Asset Management (U.S.) Limited, to which BBOI Worldwide has delegated its duties and responsibilities specified in
Section 2 of this Agreement (the "Sub-Advisor") and Berger Associates, Inc., to which BBOI Worldwide has delegated its duties and responsibilities specified in
Section 3 of this Agreement (the "Sub-Administrator"), from all losses, charges, claims and liabilities, and all costs and expenses, including without limitation reasonable attorneys' fees and disbursements, arising from any action which BBOI Worldwide or the Sub-Advisor or the Sub-Administrator takes or omits to take pursuant to written instructions from the Trustees of Worldwide Portfolios based on resolutions duly adopted by the Trustees, provided that no person shall be indemnified hereunder against any liability to Worldwide Portfolios or its shareholders (or any expenses incident to such liability) arising out of their own willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of their reckless disregard of their duties or obligations under this Agreement.

     BBOI Worldwide hereby indemnifies and holds harmless Worldwide Portfolios and its Trustees, officers, shareholders, employees and agents, and any controlling person thereof, from all losses, charges, claims and liabilities, and all costs and expenses, including without limitation reasonable attorneys' fees and disbursements, arising out of BBOI Worldwide's or the Sub-Advisor's or the Sub-Administrator's willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its duties or obligations under this Agreement, provided that no person shall be indemnified hereunder against any liability to Worldwide Portfolios or its shareholders (or any expenses incident to such liability) arising out of their own willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of their reckless disregard of their duties or obligations under this Agreement.

     17. ACTIVITIES OF BBOI WORLDWIDE. The services of BBOI Worldwide hereunder are not to be deemed to be exclusive, and BBOI Worldwide is free to render services to other parties, so long as its services under this Agreement are not materially adversely affected or otherwise impaired thereby. Nothing in this Agreement shall limit or restrict the


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right of any manager, officer or employee of BBOI Worldwide to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

     18. INDEPENDENT CONTRACTOR. BBOI Worldwide shall for all purposes hereunder be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent Worldwide Portfolios or the Portfolio in any way, nor otherwise be deemed an agent of, partner or joint venturer with, Worldwide Portfolios or the Portfolio.

     19. NAMES. Worldwide Portfolios and the Portfolio (together, the "Trust Entities") may use the name "Bank of Ireland Asset Management" or "Berger" or any name derived from or similar to "Bank of Ireland Asset Management" or "Berger Associates, Inc.," including without limitation "Berger/BIAM," only for so long as this Agreement or any extension, renewal or amendment hereof shall remain in effect. At such time as such a contract shall no longer be in effect, each of the Trust Entities will (to the extent that each lawfully can) cease to use such a name or any other name indicating that it is advised by or otherwise connected with Bank of Ireland Asset Management (U.S.) Limited, an Irish company ("BIAM"), or Berger Associates, Inc., a Delaware company ("Berger Associates"). The Trust Entities acknowledge that they have adopted the term "Berger/BIAM" as part of their names through permission of BIAM and Berger Associates, respectively, and agree that BIAM and Berger Associates each reserve to themselves, their respective affiliates and any successors to their respective businesses the right to grant the non-exclusive right to use the name "Bank of Ireland Asset Management," "BIAM," "Berger" or "BAI" or any similar names to any other corporation or entity.

     20. CERTAIN DEFINITIONS. As used in this Agreement, the terms "vote of a majority of the outstanding voting securities," "assignment," "approved at least annually" and "interested persons" shall have the same meanings as when used in the 1940 Act (in each case as the 1940 Act is now in effect or hereafter may be amended) and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the SEC under the 1940 Act and as may be then in effect. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, order, interpretation or other authority of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, order, interpretation or other authority.

     21. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.

     22. MISCELLANEOUS. The headings in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions thereof or


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otherwise affect their construction or effect.  If any provision of this
Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     IN WITNESS WHEREOF, the parties have caused their duly authorized member or officer to execute this Agreement as of the date and year first above written.

                                        BBOI WORLDWIDE LLC

                                        By:  Berger Associates, Inc.,
                                             Its Member


                                             By
                                                --------------------------------
                                             Title:


                                        BERGER/BIAM WORLDWIDE PORTFOLIOS TRUST,
                                        with respect to the BERGER/BIAM
                                        INTERNATIONAL PORTFOLIO



                                        By
                                          --------------------------------------
                                        Title:


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